Exhibit 99.1

For Immediate Release

Starwood Property Trust, Inc. Reports Results for the Quarter Ended June 30, 2012

— Quarterly Core Earnings of $0.45 per diluted Common Share —

— Invested $433.1 Million in the Quarter —

— Declares Dividend of $0.44 per Share for Third Quarter 2012 —

— Closed $250 million Corporate Revolving Credit Facility —

GREENWICH, Conn., August 7, 2012 /PRNewswire/ — Starwood Property Trust, Inc. (NYSE: STWD) (the “Company” or “we”) today announced operating results for the second quarter ended June 30, 2012.  The Company’s Core Earnings, a Non-GAAP financial measure, were $50.0 million, or $0.45 per diluted share, for the quarter, an increase of 39% compared to $36.1 million, or $0.43 per diluted share, for the second quarter of 2011.  Core Earnings for the six months ended June 30, 2012 were $105.0 million, or $1.02 per diluted share, an increase of approximately 19% over the per diluted share amount for the same period in the prior year of $0.86 per diluted share.

Net income attributable to the Company for the three and six months ended June 30, 2012 was approximately $44.5 million and $94.6 million, respectively, compared to $32.4 million and $63.9 million, respectively, for the three and six months ended June 30, 2011.  Net income per diluted share outstanding for the three months ended June 30, 2012 was $0.40, compared to $0.39 for the three months ended June 30, 2011.  For the six months ended June 30, 2012, net income per diluted share increased over 12% to $0.92 compared to $0.82 for the six months ended June 30, 2011.

“With over $400 million of capital invested in the second quarter of 2012, we have now deployed more than $5.1 billion since the inception of the Company.  Importantly, this is double the capital invested to date at the same time in 2011, which is evidence of the productivity of our scalable platform,” stated Barry Sternlicht, the Company’s Chairman and Chief Executive Officer.  “Furthermore, in a world marked by ongoing volatility, in which interest rates have fallen steadily and are expected to remain low well into the foreseeable future, we have built a portfolio that is approaching $2.9 billion of target investments that should yield in excess of a 12% annualized return.  We have accomplished this with a loan portfolio that has a weighted average LTV of 65% further supporting our investment thesis that our business model which focuses on producing a safe and therefore compelling risk adjusted return, offers significant value to investors who seek yield combined with safety.  We remain committed to not only growing our business through the accretive investment of capital, but on the prudent management of our existing portfolio, through our dedicated asset management teams.  Finally, we remain encouraged by the opportunities in our pipeline. We will continue to source and underwrite compelling origination and acquisition opportunities in an extremely disciplined manner that we believe meet both our risk thresholds and yield targets in order to drive additional growth for our shareholders.”

Investment Portfolio

During the quarter ended June 30, 2012, the Company originated, acquired or funded $433.1 million of new investments, bringing the total gross capital deployed since inception to over $5.1 billion and the net investment balance to $3.2 billion at the end of the quarter.  The carrying amount of the Company’s target assets held for investment was approximately $2.8 billion at end of the second quarter 2012, which the Company expects will generate an annualized levered return between 11.3% and 12.8% on an annually compounded basis over the life of the investment.

The $433.1 million of new investments during the second quarter of 2012 included the following significant transactions:

April 2012

•                  Acquired $75.6 million of CMBS at a discounted price of $70.7 million, which is secured by substantially all of the assets of a worldwide operator of hotels, resorts and timeshare properties.  The acquisition was partially financed using a $49.3 million increase in a financing facility previously provided by the seller.

May 2012

•                  Originated a $73.0 million junior mezzanine loan collateralized by a portfolio of six office buildings located in Rosslyn, Virginia.  The Company funded $45.0 million at closing and the loan provides for up to $28.0 million in future funding for projected capital improvements and leasing costs.  The Company’s junior mezzanine loan was co-originated with a $125.0 million first mortgage loan and a $40.0 million senior mezzanine loan, which were separately funded by third party lenders at closing.

•                  Originated a $170.0 million first mortgage loan on two Class B office buildings located in the SoHo district of Midtown Manhattan, comprised of over 600,000 square feet of office and retail space which is currently 96% occupied.  The first mortgage loan had an initial funding of $135.0 million, with $35.0 million available for future advances to pay for tenant improvements, leasing commissions and redevelopment costs.

June 2012

•                  Originated a $30.0 million mezzanine loan collateralized by an office building in Philadelphia, Pennsylvania.

In addition, throughout the second quarter 2012 the Company acquired 23 RMBS positions with an aggregate face value of $173.0 million at an aggregate $65.2 million discount.

Starwood Property Trust, Inc. Investments as of June 30, 2012

(Unaudited, amounts in thousands)

Investment	Face Amount	Carry Value (1)	Existing Leverage (2)	Net Investment	Return on Asset	Leveraged Return (3)	Optimal Leveraged Return (4)
First mortgages held for investment	$1,398,638	$1,356,206	$486,067	$870,139	8.2%	10.1%	13.4%
Subordinated mortgages held for investment	347,835	314,111	53,868	260,243	11.2%	13.0%	13.6%
Mezzanine loans held for investment	507,654	500,215	—	500,215	12.1%	12.1%	12.2%
CMBS available-for-sale at fair value	703,108	675,049	397,134	277,915	6.7%	12.0%	12.0%
Total target portfolio	$2,957,235	$2,845,581	$937,069	$1,908,512	8.9%	11.3%	12.8%
RMBS available-for-sale at fair value	380,784	233,456	128,319	105,137	9.6%
Other investments and loans held in securitization trust	122,331	122,047	52,752	69,295
Total investments	$3,460,350	$3,201,084	$1,118,140	$2,082,944

(1)          The difference between the Carry Value and Face Amount of the loans held for investment consists of unamortized purchase discount, deferred loan fees and loan origination costs.  The difference between the Carry Value and Face Amount of the loans held for sale at fair value consists of the net unrealized gains on the fair value of the loans.  The difference between the Carry Value and Face Amount of the available-for-sale securities consists of the unrealized gains/ (losses) on the fair value of the securities and purchase discount.

(2)          Current financings are either floating rate or swapped to fixed rate to match the interest rate characteristics of the underlying asset.

(3)          Leveraged returns for target investments as of June 30, 2012 are the compounded effective rate of return earned over the life of the investment determined after the effects of existing and projected leverage, and calculated on a weighted average basis.  The levered returns include the loan coupon, amortization of premium or discount, and the effects of costs and fees, all recognized on the effective interest method as disclosed in the Company’s filings with the Securities and Exchange Commission. Levered returns are based upon management’s assumptions, which the Company believes are reasonable.  The levered returns are presented solely for informational purposes and will not equal income recognized in prior or future periods due mainly to the fact that (i) interest earned on the Company’s floating rate loans will change in the future when interest rates change, and these levered returns assume interest rates remain at current levels and (ii) the Company assumes that the leverage levels existing at June 30, 2012 will be maintained either throughout the remaining term of the applicable credit facilities or the remaining term of the investment, if shorter.  However, leverage levels in future periods will likely fluctuate as the Company manages its day-to-day liquidity.

(4)          The optimal leveraged return is calculated in the same manner as the leveraged return except that (i) the assumed financing on any investments that are less than fully leveraged as of June 30, 2012 is increased to the full advance amount available under our credit facilities that has either been approved or is expected to be approved by the respective lender, and (ii) the Company assumes that $94.5 million of A-notes designated for sale had been sold as of June 30, 2012 at par.  Had such sales been consummated as of June 30, 2012, the balance of investment in first mortgages would have been $1.3 billion.

Loan to Value of Portfolio

The following table reflects the weighted average loan-to-value (“LTV”) ratio of the Company’s loan portfolio as of June 30, 2012:

Weighted Average LTV of Loan Portfolio (1)
	First Mortgages	Subordinated Mortgages	Mezzanine	Total (2)
Beginning LTV	0.0%	45.0%	48.8%	18.9%
Ending LTV	60.6%	76.5%	68.9%	65.1%

(1)          Underlying property values are determined by the Company’s management based on its ongoing asset assessments, and loan balances are the face value of a loan regardless of whether the Company has purchased the loan at a discount or premium to par. Assets characterized as first mortgages include all loan components where the Company owns the senior most interest in the loan and assets characterized as subordinated mortgages are the subordinated components of first mortgages where the Company does not own the senior most interest in the loan.  Excludes CMBS, RMBS, and Other Investments and loans held in securitization trust.

(2)          Represents the Company’s entire investment, which includes all components of the capital stack that it owns (i.e., first mortgages, subordinated mortgages and mezzanine loans).

Investment Activity Subsequent to Quarter-End

Since July 1, 2012, the Company originated or acquired $248.9 million of new investments, which included the following significant transactions:

•                  Originated a $51.5 million first mortgage that is collateralized by three hotels, which are located in Charlotte, North Carolina, Princeton, New Jersey and Lynchburg, Virginia.  The loan bears interest at one-month LIBOR plus a spread of 6.0% with a 6.5% rate floor and the initial term is two years with three one-year extensions.

•                  Purchased a 50% undivided participation interest in a EUR-denominated mezzanine loan for $68.4 million (the “Mezzanine Loan”).  The borrower is an entity that indirectly owns and operates a portfolio of hotels in France and Germany.  The Mezzanine Loan has an initial term of two years with an option to extend for an additional year, subject to certain conditions, an interest rate of 12.5%, an upfront fee of 2.0% and a prepayment fee of 1.0%.

•                  Acquired 11 RMBS positions with an aggregate face value of $154.2 million at an aggregate discounted price of $90.1 million.

Investment Capacity

As of August 6, 2012, the Company had approximately $62.7 million of available cash and equivalents, approximately $172.2 million of net equity invested in RMBS that are classified as available-for-sale and $183.5 million of approved but undrawn capacity under existing financing facilities.  Accordingly, the Company has the capacity to acquire or originate an additional $300 million to $500 million of new investments.  The Company expects to receive aggregate cash proceeds from loan and security repayments, net of any required debt repayments, of approximately $181.7 million during the four quarters ending June 30, 2013.  In addition, over the short term, the Company expects to obtain additional secured financing facilities to further augment its investment capacity and fund certain investments in its pipeline.

Investment Pipeline

As of August 6, 2012, the Company had approximately $549.8 million of loans and investments in various stages of due diligence that are under term sheets and which will require a net equity investment of approximately $300 million.  Although the Company expects that it will be able to close a majority of these opportunities in the next 45 to 60 days, there can be no assurance in this regard.

Financing Activities

As of June 30, 2012, the Company had an aggregate outstanding balance of approximately $1.1 billion under its eight financing facilities.  In addition, two financing facilities were closed subsequent to June 30, 2012 as described below.

•                  Entered into a Purchase and Repurchase Agreement and Securities Contract (the “Repurchase Agreement”).  At closing, the Company borrowed $78.3 million under the facility.  Borrowings under the Repurchase Agreement accrue interest at a pricing rate of one-month LIBOR plus a margin of 3.0%.  The initial maturity date of the facility is July 3, 2015 with two one-year extension options, subject to certain conditions.

•                  Entered into a $250 million Senior Secured Revolving Credit Facility.  The facility matures 364 days from closing and may be extended from time to time provided that the aggregate tenor shall not exceed four years.  Outstanding borrowings under the facility will be priced at LIBOR plus a margin of 3.25%, with an unused fee depending upon the usage of the facility.  The facility will be used primarily to finance the Company’s purchase or origination of commercial mortgage loans for the time period between transaction funding and the time in which a financing of the loan can be closed with one of the Company’s existing secured warehouse facilities or the loan is sold/syndicated into the marketplace in whole or in part.

In addition, on April 20, 2012, the Company sold 20,000,000 shares of common stock at a net price of $19.88 per share, resulting in gross proceeds of $397.7 million. On April 30, 2012, the underwriters exercised their option to purchase 3,000,000 additional shares of common stock at $19.88 per share, resulting in additional gross proceeds of $59.6 million.

Book Value and Fair Value Net of Minority Interest

The fair value of the Company’s net assets at June 30, 2012 was approximately $19.65 per fully diluted share.  On a fully diluted basis, the Company’s GAAP book value at June 30, 2012 was $19.13 per share.

Dividend

On August 3, 2012, the Company’s Board of Directors declared a dividend of $0.44 per share of common stock for the quarter ending September 30, 2012.  The dividend is payable on October 15, 2012 to common stockholders of record as of September 28, 2012.

The Company has decided to “true up” its required dividend distribution with a fourth quarter extraordinary distribution, if any, if required each year.  For 2012, the Board of Directors will determine the amount of the extraordinary dividend, if any, in the fourth quarter.

2012 Guidance

For 2012 the Company is estimating Core Earnings in the range of $1.80 to $1.95 per diluted share.  This guidance does not include the impact of any incremental (i) investments beyond the Company’s existing pipeline or (ii) capital markets transactions.  In addition, this guidance reflects the Company’s estimates on the (i) yield on existing investments; (ii) amount and timing of capital deployment and (iii) cost of and continued access to additional financing.  All guidance is based on current expectations of future economic conditions, the dynamics of the commercial real estate markets in which it operates and the judgment of the Company’s management team.

Supplemental Schedules

The Company has published supplemental earnings schedules in order to provide additional disclosure and financial information for the benefit of the Company’s stakeholders.  These can be found at the Company’s website in the Investor Relations section under “Financial Information”.

Conference Call and Webcast Information

The Company will host a webcast and conference call on Tuesday, August 7, 2012 at 10:00 a.m. Eastern Time to discuss second quarter results and recent events.  A webcast will be available on the Company’s website at www.starwoodpropertytrust.com.  To listen to a live broadcast, access the site at least 15 minutes prior to the scheduled start time in order to register and download and install any necessary software.

To Participate in the Telephone Conference Call:

Dial in at least five minutes prior to start time.

Domestic:  1-888-395-3241

International:  1-719-457-2643

Conference Call Playback:

Domestic:  1-877-870-5176

International:  1-858-384-5517

Passcode:  6297154

The playback can be accessed through August 21, 2012.

About Starwood Property Trust, Inc.

Starwood Property Trust, Inc. (“the Company”) is focused on originating, investing in, financing and managing commercial mortgage loans and other commercial real estate debt investments, commercial mortgage-backed securities (“CMBS”), and other commercial real estate-related debt investments.  Starwood Property Trust, Inc. also invests in residential mortgage-backed securities (“RMBS”) and residential real estate owned, and may invest in non-performing loans, commercial properties subject to net leases and residential mortgage loans.  The Company is externally managed and advised by SPT Management, LLC, an affiliate of Starwood Capital Group, and has elected to be taxed as a real estate investment trust for U.S. federal income tax purposes.

Forward Looking Statements

Statements in this press release which are not historical fact may be deemed forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  Although Starwood Property Trust, Inc. believes the expectations reflected in any forward-looking statements are based on reasonable assumptions, it can give no assurance that its expectations will be attained.   Factors that could cause actual results to differ materially from the Company’s expectations include completion of pending investments, continued ability to acquire additional investments, competition within the finance and real estate industries, economic conditions, availability of financing and other risks detailed from time to time in the Company’s reports filed with the SEC.

Starwood Property Trust, Inc. and Subsidiaries

Condensed Consolidated Statements of Operations

(Unaudited, amounts in thousands, except per share data)

	For the Three-Months Ended June 30		For the Six-Months Ended June 30
	2012	2011	2012	2011
Net interest margin:
Interest income from mortgage-backed securities	$15,144	$7,121	$23,819	$13,981
Interest income from loans	53,740	41,047	122,817	73,764
Interest expense	(10,463)	(7,041)	(22,315)	(14,402)
Net interest margin	58,421	41,127	124,321	73,343
Expenses:
Management fees (including $4,180 and $3,501 for the three-months ended June 30, 2012 and 2011 and $7,829 and $7,345 for the six-months ended June 30, 2012 and 2011 of non-cash stock-based compensation)	12,847	9,664	28,014	19,010
Acquisition and investment pursuit costs	1,254	531	2,115	619
General and administrative (including $116 and $56 for the three-months ended June 30, 2012 and 2011 and $232 and $96 for the six-months ended June 30, 2012 and 2011 of non-cash stock-based compensation)	2,731	2,760	5,754	4,864
Total expenses	16,832	12,955	35,883	24,493
Income before other income (expense) and income taxes	41,589	28,172	88,438	48,850
Interest income from cash balances	65	119	114	263
Other income (expense)	1,548	663	2,302	447
Other-than-temporary impairment (“OTTI”), net of $1,354 and $0 recognized in other comprehensive income (loss) for the three-months ended June 30, 2012 and 2011 and $2,793 and $0 recognized in other comprehensive income (loss) for the six-months ended June 30, 2012 and 2011	(1,396)	(1,295)	(2,052)	(1,729)
Net gains on sales of investments	2,797	7,771	10,130	15,875
Net realized foreign currency gains (losses)	18	28	8,852	(2)
Net gains (losses) on currency hedges	3,375	(2,243)	(2,882)	(6,235)
Net gains (losses) on interest rate hedges	93	(7,921)	659	(6,811)
Net losses on credit hedges	—	1,900	—	1,471
Net change in unrealized gains (losses) on loans held-for-sale at fair value	—	5,767	(5,760)	8,954
Unrealized foreign currency remeasurement (losses) gains	(3,330)	1,174	(4,355)	5,158
Income before income taxes	44,759	34,135	95,446	66,241
Income tax provision	(140)	(823)	(539)	(1,204)
Net Income	44,619	33,312	94,907	65,037
Net income attributable to non-controlling interests	(129)	(888)	(258)	(1,166)
Net income attributable to Starwood Property Trust, Inc.	$44,490	$32,424	$94,649	$63,871

Net income per share of common stock:
Basic	$0.40	$0.40	$0.92	$0.83
Diluted	$0.40	$0.39	$0.92	$0.82

Distributions declared per common share	$0.44	$0.44	$0.88	$0.86

Additional information can be found on the Company’s website at www.starwoodpropertytrust.com

Definition of Core Earnings

Core Earnings, a non-GAAP financial measure, is used to compute the Company’s incentive fees to its external manager and is an appropriate supplemental disclosure for a mortgage REIT.   For the Company’s purposes, Core Earnings is defined as GAAP net income (loss) excluding non-cash equity compensation expense, the incentive fee, depreciation and amortization (to the extent that the Company owns any properties), any unrealized gains, losses or other non-cash items recorded in net income for the period, regardless of whether such items are included in other comprehensive income or loss, or in net income. The amount will be adjusted to exclude one-time events pursuant to changes in GAAP and certain other non-cash adjustments as determined by the Company’s external manager and approved by a majority of the Company’s independent directors.  The definition of Core Earnings was amended effective for the first quarter 2012 to allow for the exclusion of certain non-cash adjustments as determined by the manager and approved by the Company’s independent directors.

June 30, 2012 Reconciliation of Net Income to Core Earnings (amounts in thousands except per share data)

	Three-Months Ended June 30, 2012		Six-Months Ended June 30, 2012
	Reported Amount	Per Diluted Share	Reported Amount	Per Diluted Share

Net income attributable to Starwood Property Trust, Inc.	$44,490	$0.40	$94,649	$0.92
Add back for net change in unrealized loss on loans held for sale at fair value	—	—	5,760	0.06
Subtract for unrealized gain on interest rate hedges	(289)	(0.00)	(10,068)	(0.10)
Add back for other-than-temporary impairment (“OTTI”)	1,396	0.01	2,052	0.02
Add back for unrealized foreign currency loss	3,334	0.03	4,359	0.04
Subtract/add back for unrealized (gain) loss on currency hedges	(3,426)	(0.03)	5,147	0.05
Add back for management incentive fee	596	0.00	5,386	0.05
Add back for non-cash stock based compensation	4,296	0.04	8,060	0.08
Subtract for realized OTTI for sold securities	(105)	(0.00)	(105)	(0.00)
Subtract for loss from effective hedge termination (1)	(249)	(0.00)	(10,238)	(0.10)
Core Earnings	$50,043	$0.45	$105,002	$1.02

(1)   In February 2012, the Company’s GBP-denominated loan prepaid.  At the time of purchase, the Company hedged its exposure to fluctuations in the GBP/USD exchange rate through a series of foreign exchange forward contracts.  As a result of the loan being prepaid in February 2012, the foreign exchange forward contracts, which were in a loss position of approximately $10.0 million, were no longer necessary hedges.   The Company determined it was more cost effective to lock-in the amount of the loss on the contracts by entering into new derivative contracts with a separate counterparty than to terminate the contracts.  Because the original contracts remain in place, the loss has not been “realized” (as that term is defined in GAAP) even though the Company has effectively locked-in the loss.  In accordance with the Company’s amended definition of Core Earnings, management determined to reduce Core Earnings for the first quarter by aggregate $10.0 million of unrealized loss because it believes this represented a non-standard transaction.

June 30, 2011 Reconciliation of Net Income to Core Earnings (amounts in thousands except per share data)

	Three-Months Ended June 30, 2011		Six-Months Ended June 30, 2011
	Reported Amount	Per Diluted Share	Reported Amount	Per Diluted Share

Net income attributable to Starwood Property Trust, Inc.	$32,424	$0.39	$63,871	$0.82
Subtraction for net change in unrealized gain on loans held for sale at fair value	(5,767)	(0.07)	(8,954)	(0.11)
Add back for unrealized loss on interest rate hedges	5,918	0.07	4,230	0.05
Add back for other-than-temporary impairment (“OTTI”)	1,295	0.02	1,729	0.02
Subtraction for unrealized foreign currency gain	(1,174)	(0.01)	(5,158)	(0.07)
Add back for unrealized loss on currency hedges	2,113	0.02	6,030	0.08
Subtraction for unrealized gain on credit hedges	(2,628)	(0.03)	(2,441)	(0.03)
Add back for management incentive fee	320	0.00	746	0.00
Add back for non-cash stock based compensation	3,556	0.04	7,441	0.10
Core Earnings	$36,057	$0.43	$67,494	$0.86

Contact: Investor Relations

Phone:  203-422-7788

Email: investorrelations@stwdreit.com